United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 9, 2007

ISECURETRAC CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-26455
(State of Formation)	(Commission File Number)

87-0347787
(IRS Employer Identification Number)

5078 South 111th Street Omaha, NE	68137
(Address of principal executive offices)	(Zip Code)

(402) 537-0022
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 9, 2007, iSECUREtrac Corp. (the "Company") entered into amendments (“Amendments”) to the Promissory Notes, in the original principal amounts of $1,700,000 and $4,300,000 (collectively, the “Promissory Notes”), in favor of Consolidated Investment Services, Inc. (the “Lender”) extending the maturity date of the Promissory Notes by one (1) year. As a result, the Promissory Notes, as amended, shall come due on the earlier of (i) July 1, 2009 or (ii) the first date on which the Company issues equity securities or arranges for additional indebtedness (other than trade indebtedness incurred in the ordinary course of its business) in a transaction or series of transactions which generates aggregate net proceeds to the Company of not less than $1,700,000 and $4,300,000, respectively. Borrowings under the Promissory Notes continue to be unsecured and bear interest at a fixed rate of 7% per annum.

The Lender is an affiliate of Mykonos 6420 LP (“Mykonos”). As the sole holder of the Company’s Series C Preferred Stock, Mykonos has the right to elect a majority of the Company's Board of Directors. The terms of the Promissory Notes and the Amendments thereto were approved by a Special Committee of the Board of Directors consisting solely of disinterested directors.

Copies of the Amendments to the Promissory Notes are filed as Exhibits 10.1 and 10.2, hereto and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure set forth in Item 1.01 of this Report, all of which is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

10.1	First Amendment, dated May 9, 2007, to Promissory Note, dated December 12, 2006, made by the Company in favor of Consolidated Investment Services, Inc.

10.2	Second Amendment, dated May 9, 2007, to Promissory Note, dated October 24, 2006, made by the Company in favor of Consolidated Investment Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISECURETRAC CORP.

	By	/s/ Peter A. Michel
Peter A. Michel Chief Executive Officer

May 9, 2007